EXHIBIT 15.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 27, 2004 on our review of the interim financial information of Cabot Oil & Gas Corporation (the “Company”) for the three-month periods ended March 31, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 is incorporated by reference in its Registration Statements on Form S-8 dated June 23, 1990, November 1, 1993, May 20, 1994, May 23, 2000 and July 11, 2002, and on Form S-3 dated July 27, 1999.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

April 27, 2004